Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-31699; 333-60099; 333-82260; 333-137025; and 333-178971 on Form S-8; and in Registration No. 333-174449 on Form S-3 of our reports dated March 22, 2013, relating to the financial statements of Coldwater Creek Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended February 2, 2013.

/s/ Deloitte & Touche LLP

Boise, Idaho
March 22, 2013